Exhibit 99

Contact Info:  Mary Ellen Fitzpatrick (978) 656-5520

Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2005 Third Quarter

Financial Results

LOWELL, Mass—(BUSINESS WIRE)—October 18, 2005—Enterprise Bancorp, Inc. (the “company”)  (NASDAQ: EBTC) reported net income for the nine months ended September 30, 2005 of $6.085 million compared to $5.503 million for the same period in 2004, an increase of 11%. Diluted earnings per share were $1.59 for the nine months ended September 30, 2005 compared to $1.45 for same period in 2004, an increase of 10%.

Net income for the third quarter ended September 30, 2005 amounted to $2.253 million compared to $2.044 million for the same three-month period in 2004, an increase of 10%. Diluted earnings per share were $0.58 for the third quarter compared to $0.53 for third quarter 2004, an increase of 9%.

The increase in net income over the prior year-to-date period was due primarily to the increase in net interest income and a reduction in the provision for loan losses, partially offset by increases in non-interest expenses and a decline in non-interest income.  The increase for the current quarter over the prior year period was due primarily to the increases in both net interest income and non-interest income, partially offset by an increase in non-interest expenses.

Net interest income posted growth of 19% and 17%, over the respective 2004 year-to-date and third quarter periods, resulting primarily from the growth in the loan portfolio and, to a lesser degree, to the increase in net interest margin due to the increases in market interest rates, particularly the prime lending rate, beginning in the second half of 2004.

The provision for loan losses was $835 thousand for the nine months of 2005, compared to $1.350 million for the 2004 period.   Net recoveries for the nine months of 2005 were $1 thousand, compared to net charge-offs of $592 thousand in the nine months of 2004.  The provision for loan losses was $360 thousand for the three months ended September 30, 2005, compared to $300 thousand for the same period in 2004. The company recorded net recoveries of $7 thousand in the current third quarter compared to net recoveries of  $30 thousand in the same quarter of 2004.  The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to support the estimated credit risk inherent in the loan portfolio, including the level of charge-offs, portfolio composition and growth during the period.

The increases in non-interest expense over the prior year reflect the  company’s ongoing  growth and strategic initiatives, including the 2004 branch expansion into the new markets of Andover, MA and Salem, NH, and the opening of our second Tewksbury, MA branch in July 2005, as well as increases in professional costs associated with the financial reporting requirements of the Sarbanes-Oxley Act.

Non-interest income declined for the current nine-month period compared to the same period last year, due primarily to the higher level of net gains realized on the sales of investment securities in the first quarter of 2004, and a reduction in deposit-servicing fee income in 2005, partially offset by increases in miscellaneous other income. The reduction in deposit-servicing fee income was due primarily to the higher earnings credit rates paid on business checking accounts, which offset the service charges assessed.  Non-interest income increased for the current quarter compared to the same three-month period in the prior year, primarily due to increases in miscellaneous other income.  The increase in this category for both the quarter and year-to-date periods was due primarily to the sale of a merchant credit card services portfolio, and income related to bank-owned life insurance.

Key Financial Highlights

•                  Total loans increased 21% over the last twelve months, amounting to $665.6 million at September 30, 2005.

•                  Total deposits grew 10% over the last twelve months, amounting to $811.6 million at September 30, 2005.

•                  Net interest margin was 4.79% for the nine months ended September 30, 2005 as compared to 4.47% for the nine months ended September 30, 2004.

•                  Total assets were $912.8 million at September 30, 2005 as compared to $826.0 million at September 30, 2004, an increase of 11%.

•                  Total assets under management were $1.350 billion at September 30, 2005 as compared to $1.266 billion at September 30, 2004, an increase of 7%.

“Enterprise’s third quarter and year-to-date 2005 financial results reflect continued net income and asset growth,” said George L. Duncan, Chairman and Chief Executive Officer of Enterprise Bancorp, Inc.

Duncan remarked, “Our strong growth is attributed to ongoing business development efforts and market expansion within existing and into new markets such as our 2004 branch openings in Andover, MA and Salem, NH.  Our second Tewksbury, MA office opened in July, 2005 and we continue to look to expand our branch network to take advantage of other opportunities within our market area.”

Duncan concluded, “We continue to believe that our business model, strong service culture, skilled management team and brand name create opportunities for Enterprise to be the leading provider of commercial banking and investment management services in the Merrimack Valley, North Central Massachusetts and Southern New Hampshire.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products, and investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is northeastern Massachusetts and southern New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Lowell, Tewksbury, and Westford; and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  In May 2005, the company reached another milestone and was listed in the “top 10” largest commercial banks in Massachusetts (up from #12), and also appeared for the first time in the listing of the “top 150” public companies in the state, according to statistics compiled by the Boston Business Journal (May 13, 2005).

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and nine months ended September 30, 2005 and 2004
 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Interest and dividend income:
Loans	$10,627	$8,391	$29,171	$23,576
Investment securities	1,714	1,830	5,360	5,311
Total short-term investments	41	147	213	232
Total interest and dividend income	12,382	10,368	34,744	29,119

Interest expense:
Deposits	2,135	1,681	5,714	4,657
Borrowed funds	121	24	312	118
Junior subordinated debentures	294	294	883	883
Total interest expense	2,550	1,999	6,909	5,658

Net interest income	9,832	8,369	27,835	23,461

Provision for loan losses	360	300	835	1,350
Net interest income after provision for loan losses	9,472	8,069	27,000	22,111

Non-interest income:
Investment management and trust service fees	588	528	1,678	1,649
Deposit service fees	435	507	1,242	1,584
Net gains/(losses) on sales of investment securities	22	(2)	227	638
Gains on sales of loans	98	76	195	275
Other income	605	397	1,451	1,128
Total non-interest income	1,748	1,506	4,793	5,274

Non-interest expense:
Salaries and employee benefits	4,736	3,684	13,534	10,845
Occupancy expenses	1,372	1,310	4,126	3,841
Audit, legal and other professional fees	405	342	1,170	895
Advertising and public relations	209	177	670	603
Supplies and postage	256	203	664	656
Trust professional and custodial expenses	119	151	352	438
Other operating expenses	588	506	1,745	1,468
Total non-interest expense	7,685	6,373	22,261	18,746

Income before income taxes	3,535	3,202	9,532	8,639
Income tax expense	1,282	1,158	3,447	3,136

Net income	$2,253	$2,044	$6,085	$5,503

Basic earnings per share	$0.60	$0.56	$1.64	$1.51

Diluted earnings per share	$0.58	$0.53	$1.59	$1.45

Basic weighted average common shares outstanding	3,757,867	3,676,922	3,718,856	3,636,209

Diluted weighted average common shares outstanding	3,865,708	3,824,270	3,837,978	3,797,848

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)	September 30, 2005	December 31, 2004	September 30, 2004
Assets

Cash and cash equivalents:
Cash and due from banks	$42,067	$25,180	$27,902
Short-term investments	12,536	32,090	30,970
Total cash and cash equivalents	54,603	57,270	58,872

Other short-term investments	—	8,200	8,200
Investment securities at fair value	171,182	187,601	187,955
Loans, less allowance for loan losses of $11,759 at September 30, 2005, $10,923 at December 31, 2004, and $10,744 at September 30, 2004	653,811	559,536	541,211
Premises and equipment	11,761	11,914	11,645
Accrued interest receivable	4,361	3,629	3,669
Deferred income taxes, net	5,661	4,084	3,668
Prepaid expenses and other assets	5,121	9,540	4,007
Income taxes receivable	—	—	369
Core deposit intangible, net of amortization	642	741	774
Goodwill	5,656	5,656	5,656

Total assets	$912,798	$848,171	$826,026

Liabilities and Stockholders’ Equity

Liabilities

Deposits	$811,614	$768,644	$740,423
Borrowed funds	16,622	3,651	9,537
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	6,396	2,577	4,968
Income taxes payable	863	50	—
Accrued interest payable	517	740	437

Total liabilities	$846,837	$786,487	$766,190

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	$—	$—	$—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 3,764,520, 3,690,163 and 3,677,727 shares issued and outstanding at September 30, 2005, December 31, 2004 and September 30, 2004, respectively	38	37	37
Additional paid-in capital	23,811	22,598	22,329
Retained earnings	41,705	37,408	35,404
Accumulated other comprehensive income	407	1,641	2,066

Total stockholders’ equity	$65,961	$61,684	$59,836

Total liabilities and stockholders’ equity	$912,798	$848,171	$826,026

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

(Dollars in thousands, except per share data)	At or for the nine months ended September 30, 2005	At or for the year ended December 31, 2004	At or for the nine months ended September 30, 2004

Balance Sheet Items:
Total assets	$912,798	$848,171	$826,026
Loans serviced for others	29,795	35,067	33,619
Investment assets under management	407,069	363,250	405,953
Total assets under management	1,349,662	1,246,488	1,265,598
Book value per share	$17.52	$16.72	$16.27
Total capital to risk weighted assets	11.11%	11.24%	11.24%
Tier 1 capital to risk weighted assets	9.85%	9.96%	9.97%
Tier 1 capital to average assets	8.06%	7.83%	7.61%
Allowance for loan losses to loans	1.77%	1.91%	1.95%
Non-performing loans to total loans	0.27%	0.38%	0.35%

Income Statement Items (annualized):
Return on average assets	0.96%	0.95%	0.94%
Return on average stockholders’ equity	12.83%	12.99%	12.94%
Net interest margin (tax equivalent)	4.79%	4.50%	4.47%